further information contact:
                                           James F. Conway III, Chairman,
                                           President and Chief Executive Officer
                                           or
                                           Robert P. Story, Jr.
                                           Senior Vice President and
                                           Chief Financial Officer
                                           (978) 251-6000
                                           www.courier.com

News Release
________________________________________________________________________________


                     COURIER CORPORATION ELECTS NEW DIRECTOR

NORTH CHELMSFORD, MA - MARCH 19, 2003 -- Courier Corporation (Nasdaq: CRRC) today announced the election of Ronald L. Skates, age 61, to the Courier Board of Directors.

Mr. Skates was director, president and chief executive officer of Data General Corp. from 1989 to 1999. He joined Data General Corp. in 1986 as a senior vice president for finance and administration and chief financial officer. Prior to joining Data General Corp., he was an audit partner with Price Waterhouse (now PricewaterhouseCoopers) for 10 years. He previously was a director and served as chairman of the audit committee for Cabot Industrial Trust.

James F. Conway III, Chairman, President and CEO of Courier stated, "We are very pleased to have Ron as a Director. He brings both financial expertise and proven leadership ability to the Courier Board."

Mr. Skates, who will also serve on the Board's audit committee, qualifies as a "financial expert" under the new SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. He holds a bachelor's degree from Harvard College and a master's degree in business administration from Harvard Business School. He currently is a director of Cabot Microelectronics, Gilbane Inc., Raytheon Co. and State Street Corp.

In addition, he serves on the Board of Trustees of the Massachusetts General Physicians Organization, is a Trustee for Massachusetts General Hospital, a Trustee for the Peabody Essex Museum, and a member of the Finance Committee of Partners HealthCare Systems, Inc.



About Courier Corporation

Courier Corporation publishes, prints and sells books. Headquartered in North Chelmsford, MA, Courier has two lines of business: full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.